Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959 mmitchell@chiquita.com

CHIQUITA REPORTS NET INCOME OF $30 MILLION,

OR $0.73 PER DILUTED SHARE, IN THE SECOND QUARTER 2004

Company Achieved Solid Operating Performance

CINCINNATI – Aug. 5, 2004 – Chiquita Brands International, Inc. (NYSE: CQB) today reported second quarter 2004 net income of $30 million, or $0.73 per diluted share, including an after-tax loss of $4 million on the sale of its Colombian banana production division. The company reported net income of $57 million, or $1.41 per diluted share, in the same period a year ago, including a $21 million gain on the sale of the Armuelles, Panama, division and $8 million from discontinued operations, primarily representing a gain on the sale of the company’s vegetable canning operations.

“We achieved solid operating performance in the second quarter considering the impact of asset sales, which represented a difference of $33 million in net income year-over-year,” said Fernando Aguirre, chairman and chief executive officer. “During the quarter, we strengthened the depth of our management team. New leaders of our Asian business and North American category development and marketing groups bring exceptional consumer products experience to Chiquita.

“Our farm productivity is on track to improve 6 percent year-on-year as we continue to focus on driving cost savings to the bottom line,” he continued. “In addition, we successfully transitioned into the expanded European Union and are now building brand equity through new marketing investments in several of the new Central and Eastern European member states. We believe these programs will yield long-term benefits as we prepare for a tariff-only system by 2006.”

FINANCIAL HIGHLIGHTS

•	Net sales were $848 million, up from $829 million in the second quarter 2003. The increase resulted from favorable European currency exchange rates and higher other fresh produce sales, partially offset by lower local banana pricing and volume.

•	Operating income from continuing operations was $37 million, compared to $61 million in the year-ago period.

➢	The 2004 quarter included $2 million of restructuring charges at Atlanta AG and severance, and a $9 million before-tax loss from the sale of the Colombian banana division. The after-tax loss from the Colombia sale was $4 million.

➢	The 2003 quarter included a $21 million gain from the sale of the company’s banana operations in Armuelles, Panama, and $10 million in charges, primarily related to restructuring at Atlanta, write-downs of joint ventures and severance.

•	Total debt at June 30, 2004, was $372 million, and cash was $198 million.

BUSINESS SEGMENT RESULTS

(All comparisons below are to the second quarter 2003, unless otherwise specified.)

Bananas

In the company’s Banana segment, net sales rose to $459 million, up $5 million, and operating income was $37 million, compared to $61 million.

Banana segment operating results were favorably affected by:

•	$9 million net European currency and pricing benefit, comprised of a $14 million net increase from currency exchange rates, partially offset by $5 million in lower local European pricing (see Exhibit C for details);

•	$4 million of cost savings, primarily from improved farm productivity;

•	$3 million from the company’s continued volume growth and improvement in local prices in Asia;

•	$3 million decline in charges related to severance and Atlanta restructuring ($1 million compared to $4 million); and

•	$2 million reduction in purchased fruit costs.

These items were offset by:

•	$30 million adverse effect from asset sales year-over-year, comprised of a before-tax loss of $9 million on the sale of the Colombian banana production division in the second quarter of 2004 and a $21 million gain on the sale of the Armuelles, Panama, division in the 2003 second quarter;

•	$9 million of selling, general and administrative expenses associated with investment spending, including a $7 million increase in marketing costs to build brand equity in several European countries, including those that became E.U. member states in May 2004; and

•	$3 million of legal and other costs associated with the U.S. Department of Justice investigation of the company’s recently sold Colombian operations. These costs are included in selling, general and administrative expenses.

For further details on banana volume and pricing, see Exhibits A and B.

Other Fresh Produce

In the company’s Other Fresh Produce segment, net sales were $372 million, compared to $358 million in the year-ago quarter, due to sales in the new Chiquita Fresh Cut Fruit business and increased pineapple volume.

The operating loss in the 2004 second quarter was $2 million, compared to an operating loss of $3 million in 2003. The segment benefited from a $5 million decline in charges related to the Atlanta restructuring and joint venture write-downs ($1 million compared to $6 million). This benefit was mostly offset by $4 million of losses associated with the start-up of Chiquita Fresh Cut Fruit and lower pricing in the North American melon business.

STOCK AND WARRANT REPURCHASE PROGRAM

Separately, Chiquita has authorized a new common stock and warrant repurchase program. Under the program, over the next 12-18 months, the company may make purchases of shares of its common stock and its warrants to subscribe for common stock. The securities may be purchased on the open market or in privately negotiated transactions. The amounts and times of purchases will be determined based on market conditions.

CONFERENCE CALL

A conference call to discuss second quarter 2004 results will begin at 4:45 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-605-0430 in the United States and +913-981-5591 from other locations. An audio replay of the call will also be available until 8 p.m. EDT on Aug. 12, 2004. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 633655. An audio webcast of the call will be available at www.chiquita.com until 5 p.m. on Aug. 19, 2004; after that date, a transcript of the call will be available on the website for 12 months.

Chiquita Brands International is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold primarily under Chiquita® premium brands and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the impact of changes in the E.U. banana import regime as a result of the recent enlargement of the European Union and the anticipated conversion to a tariff-only regime not later than 2006; the outcome of the Department of Justice investigation related to the company’s recently sold Colombian subsidiary; prices for Chiquita products; availability and costs of products and raw materials; currency exchange rate fluctuations; natural disasters and unusual weather conditions; operating efficiencies; labor relations; the continuing availability of financing; the company’s ability to realize its announced cost-reduction goals; risks inherent in operating in foreign countries, including government regulation, currency restrictions and other restraints, burdensome taxes, expropriation, threats to employees, political instability and terrorist activities, including extortion, and risks of U.S. and foreign governmental action in relation to the company; and other market and competitive conditions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

# # #

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited—in millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$848.4	$829.2	$1,641.6	$1,300.5

Operating expenses
Cost of sales	713.7	718.3	1,391.5	1,099.8
Selling, general and administrative	78.2	61.4	151.0	106.3
Depreciation	10.7	9.3	21.5	16.5
Loss on sale of Colombian division (pre-tax)[1]	9.3	—	9.3	—
Gain on sale of Armuelles division	—	(20.7)	—	(20.7)

	811.9	768.3	1,573.3	1,201.9

Operating income[2]	36.5	60.9	68.3	98.6
Interest income	0.6	0.6	1.4	1.0
Interest expense	(9.9)	(11.5)	(20.0)	(21.1)

Income from continuing operations before income taxes	27.2	50.0	49.7	78.5
Income taxes[1]	3.0	(1.5)	0.5	(3.5)

Income from continuing operations	30.2	48.5	50.2	75.0
Discontinued operations[2]
Loss from operations	—	(1.8)	—	(5.4)
Gain on disposal	—	9.9	—	11.8

Net income	$30.2	$56.6	$50.2	$81.4

Diluted earnings per share
Continuing operations	$0.73	$1.21	$1.18	$1.88
Discontinued operations	—	0.20	—	0.16

Net income	$0.73	$1.41	$1.18	$2.04

Shares used to calculate diluted earnings per share[3]	41.3	40.0	42.4	40.0

[1]	Income taxes include a benefit of $5.7 million related to the sale of the Colombian division. The after-tax loss on the sale of this division is $3.6 million.
[2]	Operating income excludes earnings of the following companies that have been sold: Progressive Produce Corp., a California packing and distribution company sold in January 2003; Chiquita Processed Foods, a vegetable canning business sold in May 2003; and several former Atlanta subsidiaries sold throughout 2003 and early 2004. Operating results of these companies, including gains or losses on disposition, are included in discontinued operations.
[3]	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of restricted stock awards.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing fruits and resulting lower prices.

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS—SECOND QUARTER

(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended June 30,		Percent Change Favorable (Unfavorable) vs. 2003
	2004	2003
Net sales by segment
Bananas	$458.7	$454.4	0.9%
Other Fresh Produce	372.2	358.0	4.0%
Other	17.5	16.8	4.2%

Total net sales	848.4	829.2	2.3%
Segment operating income (loss)
Bananas	$37.2	$60.8	(38.8%)
Other Fresh Produce	(1.6)	(2.6)	38.5%
Other	0.9	2.7	(66.7%)

Total operating income	36.5	60.9	(40.1%)
Operating margin by segment
Bananas	8.1%	13.4%	(5.3	)pts
Other Fresh Produce	(0.4%)	(0.7%)	0.3	pts
SG&A as a percent of sales	9.2%	7.4%	(1.8	)pts
Company banana sales volume (40 lb. boxes)
European core markets[1]	13.1	13.1	0.0%
Central & Eastern Europe and Mediterranean[2]	2.6	4.5	(42.2%)
North America	14.8	14.1	5.0%
Asia (joint venture)	4.2	3.6	16.7%

Total	34.7	35.3	(1.7%)
Euro average exchange rate, spot (dollars per euro)	1.21	1.14	6.1%
Euro average exchange rate, hedged (dollars per euro)	1.15	1.05	9.5%

[1]	EU-15 member states prior to May 2004 enlargement, plus non-E.U. states Norway and Switzerland.
[2]	Includes the 10 new member states of the European Union.

Exhibit A (continued)

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS—SIX MONTHS

(Unaudited—in millions, except for percentages and exchange rates)

	Six Months Ended June 30,		Percent Change Favorable (Unfavorable) vs. 2003
	2004	2003
Net sales by segment
Bananas	$877.9	$832.8	5.4%
Other Fresh Produce[1]	732.6	439.5	66.7%
Other	31.1	28.2	10.3%

Total net sales	1,641.6	1,300.5	26.2%
Segment operating income (loss)
Bananas	$64.9	$96.0	(32.4%)
Other Fresh Produce	1.8	(0.9)	n/a
Other	1.6	3.5	(54.3%)

Total operating income	68.3	98.6	(30.7%)
Operating margin by segment
Bananas	7.4%	11.5%	(4.1	)pts
Other Fresh Produce	0.2%	(0.2%)	0.4	pts
SG&A as a percent of sales	9.2%	8.2%	(1.0	)pts
Company banana sales volume (40 lb. boxes)
European core markets[2]	25.2	25.5	(1.2%)
Central & Eastern Europe and Mediterranean[3]	5.8	7.8	(25.6%)
North America	28.4	27.4	3.6%
Asia (joint venture)	8.0	6.6	21.2%

Total	67.4	67.3	0.1%
Euro average exchange rate, spot (dollars per euro)	1.23	1.11	10.8%
Euro average exchange rate, hedged (dollars per euro)	1.16	1.03	12.6%

[1]	Most of the sales increase in the Other Fresh Produce segment is due to the acquisition of Atlanta AG, a German fresh produce distributor acquired in March 2003.
[2]	EU-15 member states prior to May 2004 enlargement, plus non-E.U. states Norway and Switzerland.
[3]	Includes the 10 new member states of the European Union.

Exhibit B:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

2004 vs. 2003

(Unaudited)

	Pricing		Volume
Region	Q2	Q1	Q2	Q1
North America	-1%	-6%	5%	3%
European Core Markets[1]
U.S. Dollar basis[2]	3%	7%
Local Currency	-4%	-8%	0%	-2%
Central & Eastern Europe and Mediterranean[3]
U.S. Dollar basis[2]	18%	5%
Local Currency	11%	-11%	-42%	3%
Asia
U.S. Dollar basis[2]	8%	8%
Local Currency	3%	3%	17%	31%

[1]	EU-15 member states prior to May 2004 enlargement, plus non-E.U. states Norway and Switzerland.
[2]	Prices on a U.S. dollar basis do not include the impact of hedging.
[3]	Includes the 10 new member states of the European Union.

Exhibit C:

NET EUROPEAN CURRENCY AND BANANA PRICING

YEAR-OVER-YEAR CHANGE—BETTER (WORSE)

Q2 2004 vs. Q2 2003

(Unaudited—in millions)

Currency Impact (Euro/Dollar)
Revenue	$14
Local Costs	(2)
Hedging	6
Balance sheet translation[1]	(4)

Net currency benefit	14
Pricing
Core, Central & Eastern European and Mediterranean banana prices	(5)

Net benefit from European currency and pricing	$9

[1]	Balance sheet translation was a gain of $1 million in the second quarter 2004 compared to a gain of $5 million in the second quarter 2003.

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE—SECOND QUARTER 2004

(Unaudited—in millions)

	Mar. 31, 2004	Additions	Payments and Other Reductions	June 30, 2004
Parent Company
10.56% Senior Notes	$250.0	—	—	$250.0
Subsidiaries
Chiquita Brands LLC facility[1]
Revolver	—	—	—	—
Term loan	—	—	—	—
Term loan for Atlanta AG	—	—	—	—
Shipping	101.2	—	(6.0)	95.2
Chiquita Chile	15.2	0.4	(1.0)	14.6
Other	14.1	3.0	(4.8)	12.3

Total Debt	$380.5	3.4	(11.8)	$372.1

DEBT SCHEDULE – YEAR-TO-DATE 2004

(Unaudited—in millions)

	Dec. 31, 2003	Additions	Payments and Other Reductions	June 30, 2004
Parent Company
10.56% Senior Notes	$250.0	—	—	$250.0
Subsidiaries
Chiquita Brands LLC facility[1]
Revolver	—	—	—	—
Term loan	—	—	—	—
Term loan for Atlanta AG	9.8	—	(9.8)	—
Shipping	108.4	—	(13.2)	95.2
Chiquita Chile	16.1	1.2	(2.7)	14.6
Other	10.3	3.0	(1.0)	12.3

Total Debt	$394.6	4.2	(26.7)	$372.1

[1]	The company allowed this facility to lapse upon its maturity in June 2004. It expects to replace this facility with a new multiyear facility later in 2004.